Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated August 22, 2012 relating to the consolidated financial statements and financial statement schedule of American Media, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s compliance with certain terms and conditions of the plan of reorganization as more fully described in Note 1 to the consolidated financial statements) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, Florida

August 22, 2012